Exhibit 10.2

INTELLECTUAL PROPERTY License Agreement

This Intellectually Property License Agreement (the "License Agreement"), effective as of March 15, 2021 (the "Effective Date"), is by and between CalAmp Wireless Networks Corporation, a Delaware Corporation, with a principal place of business located at 15635 Alton Parkway, Suite 250, Irvine, CA 92618 ("Licensor") and SVRUSA Co., LLC, a Delaware Limited Liability Company with offices located at16802 Aston, Irvine CA 92606 ("Licensee"). Licensor and Licensee may be referred to herein collectively as the "Parties" or individually as a "Party."  Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Equity Purchase Agreement dated as of March 14, 2021 (the “Equity Purchase Agreement”) between Licensor and Licensee.

RECITALS

WHEREAS, Licensor owns all worldwide intellectual property rights that are embodied in the its LoJack Stolen Vehicle Recovery System and related services; including, the Licensed Patents, Licensed Marks, Copyrights, Trade Secrets, Licensed Software, and Licensed Know-How (collectively the “LoJack Intellectual Property”);

WHEREAS, Licensee desires to obtain a license to the LoJack Intellectual Property in the United States and Canada;

i)	on the terms and subject to the conditions set forth herein, and
ii)	Licensor is willing to grant to Licensee a license to and under the LoJack Intellectual Property for the United States and Canada.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration as set forth in the Equity Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I - DEFINITIONS

“Business” means the business of stolen vehicle recovery and lot inventory management systems sold to or through automotive dealerships to end-users or directly to end-users in the United States or Canada.

"Documentation" means the documentation relating to the Software included in Exhibit G.

"Intellectual Property Rights" means any and all registered and unregistered rights granted, applied for, or otherwise now or hereafter in existence under or related to any patent, copyright, trademark, trade secret, database protection, domain name/websites or other intellectual property rights Laws, and all similar or equivalent rights or forms of protection, in any part of the world.

"Licensed Know-How" means the knowledge, skills, technical information, trade secrets, specifications, directions, instructions, test protocols, procedures, formulas, results, studies, analyses, processes, methods, enhancements, modifications, developments, designs, drawings, plans, documentation, and data owned or controlled by Licensor and related to the manufacture, sale, or use of the Licensed Products.

"Licensed Marks" means the trademarks and service marks listed on Exhibit B whether registered or unregistered, including the listed registrations and applications and any registrations which may be granted pursuant to such applications.

"Licensed Patent(s)" means the patents and patent applications listed on Exhibit A together with all patents that issue therefrom and all continuations, continuations-in-part, divisionals, extensions, substitutions, reissues, re-examinations, and renewals of any of the foregoing.

“Licensed Product(s)” means the products listed on Exhibit F.

"Licensed Software" means the Object Code Software and the Source Code Software provided to Licensee pursuant to this License Agreement.

"Losses" means all losses, damages, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees and the costs of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Object Code Software” means the executable object code version of the software identified in Exhibit C.

"Open Source Components" means any software component that is subject to any open source license agreement including the open source software components identified in Exhibit F.

“Permitted Encumbrance” has the meaning set forth in the Equity Purchase Agreement; provided, however, that a Permitted Encumbrance shall in all events be subject to the rights of Licensee hereunder.

"Person" means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association, or other entity.

“Pioneer Agreements” means those certain agreements between Licensor and Pioneer Electronics dated December 28, 2018, January 14, 2019, and May 8, 2019 and related to the LoJack Intellectual Property.

“Purchase Price” has the meaning assigned to that term set forth in the Equity Purchase Agreement.

"Representatives" means, with respect to a Party, that Party's and its Affiliates' employees, officers, directors, consultants, agents, independent contractors, service providers, subcontractors, and legal advisors.

“Source Code Software” means the non-executable source code version of the software identified in Exhibit D.

"Territory" means the United States and Canada.

"Trade Secrets" means any confidential business information, known on the Effective Date, related to the Licensed Products. For avoidance of doubt, Trade Secrets include Licensor’s customer lists for the Licensed Products in the Territory as of the Effective Date.

ARTICLE II – LICENSES GRANT

Section 2.1 – Patent and Know-How License.  Subject to and conditioned on Licensee's compliance with all other terms and conditions of this License Agreement, Licensor hereby grants to Licensee, during the Term (subject to Section 5.2), an irrevocable, transferable, sublicensable, and non-exclusive right and license under the Licensed Patents and Licensed Know-How to practice the Licensed Patents solely in the Territory and to make, use, offer to sell, sell, and import the Licensed Products or otherwise necessary to conduct the Business as currently conducted or any reasonable extensions thereof solely in the Territory.

Section 2.2 – Trademark License.

(a) Subject to and conditioned on Licensee's compliance with all other terms and conditions of this License Agreement, Licensor hereby grants to Licensee, an exclusive (including as to Licensor but subject to the existing Pioneer Agreements), perpetual, irrevocable, transferable, sublicensable license to use the Licensed Marks and Domain Names, solely in the Territory, on or in connection with (i) the practice of the Licensed Patents and Licensed Know-How and with the manufacture, promotion, advertising, distribution, and sale of Licensed Products pursuant to the license grant of Section 2.1 or otherwise in substantially the same manner as the Licensed Trademarks were used by the Business prior to the date of the License Agreement, together with natural extensions thereof, including but not limited to, asset tracking, or (ii) the business conducted by Buyer and its Affiliates prior to the date of this License Agreement, together with natural extensions thereof, including, but not limited to (to the extent (if any) different from clause (i)), asset tracking.

(b)  Licensee acknowledges the license grant of Section 2.2(a) is subject to the Pioneer Agreements.  Licensor agrees that no provision of the Pioneer Agreements may be amended, extended, modified, or waived without Licensee’s prior written consent.

Section 2.3 – Software License.  Subject to and conditioned on Licensee's compliance with all other terms and conditions of this License Agreement, Licensor hereby grants to Licensee, during the Term (subject to Section 5.2), a non-exclusive, sublicensable, irrevocable, and non-transferable license to use, reproduce, distribute, and display the Licensed Software in the Territory.

Section 2.4 – Open Source Licenses. The Software includes the Open Source Components, each of which is licensed on their corresponding open source licensing (each,

an "Open Source License"). Any use of the Open Source Components by Licensee is governed by, and subject to, the terms and conditions of the Open Source License(s).

Section 2.5 – Reservation of Rights.  Licensor hereby reserves all rights not expressly granted to Licensee under this License Agreement.

Section 2.6 – Sublicenses. Licensee shall have the right to grant sublicenses to all rights licensed pursuant this License Agreement, provided that any such sublicense agreement shall be subject to and subordinate to this License Agreement. Licensee shall provide to Licensor a copy of each agreement pursuant to which Licensee sublicenses its rights hereunder within thirty (30) days following execution of such agreement; provided that (i) Licensee shall have the right to redact financial information, to the extent not publicly announced, and other confidential information from such agreement; and (ii) such agreement shall, to the extent not otherwise made public, be Licensee’s Confidential Information.  Each sublicense granted to any sublicensee shall terminate immediately upon the termination of the License Agreement.

Section 2.7 – Equity Purchase Agreement. Licensor acknowledges that, notwithstanding anything to the contrary contained in this Agreement, any rights in the Licensed Patents, Licensed Marks and Domain Names, Licensed Software and Open Source Licenses that it has retained are nevertheless subject to the Equity Purchase Agreement, including, without limitation, Section 6.14 (Covenant Not to Compete; Non-Solicitation) thereof.

ARTICLE III – LICENSE RESTRICTIONS

Section 3.1 – Restrictions.  Except as this License Agreement expressly permits, and subject to Section 2.4 with respect to Open Source, Licensee shall not, and shall not permit any other Person to:

(a)knowingly institute or actively participate as an adverse party in, or otherwise provide material support (except as ordered by a Court of Law) to, any legal action or administrative proceeding in the Territory to invalidate or limit the scope of any Licensed Patent claim, obtain a ruling that any Licensed Patent claim is unenforceable or not patentable, or invalidate or limit the scope of any Licensed Patent, except that Licensee may take such actions if Licensee is sued for infringement of the Licensed Patent;

(b)knowingly take, omit to take, or permit any action that will or may dilute the Licensed Marks or tarnish or bring into disrepute the reputation of or goodwill associated with the Licensed Marks or Licensor, or which will or may invalidate or jeopardize any registration of the Licensed Marks;

(c)knowingly apply for, or obtain, or assist any Person in applying for or obtaining any registration of the Licensed Marks, or any trademark, service mark, trade name, or other indicia confusingly similar to the Licensed Marks in any country; or

(d)knowingly reverse engineer, disassemble, decompile, decode, or adapt the Object Code Software, or otherwise attempt to derive or gain access to the source code of the Object Code Software, in whole or in part.

ARTICLE IV – LICENSE FEE

Section 4.1 – Licenses Grant Fee.  The Parties agree that no license(s) grant fee or other upfront payment, other than the consideration set forth in the Equity Purchase Agreement, shall be owed by Licensee to Licensor under this License Agreement.

Section 4.2 – Royalty Fees.  The Parties agree that no royalty or other on-going payment shall be owed by Licensee to Licensor under this License Agreement, except for the reimbursement payments defined in Section 6.2 and Section 7.2.

ARTICLE V – TERM AND TERMINATION

Section 5.1 – Term. The term of this License Agreement shall commence as of the Effective date and perpetuate thereafter unless terminated earlier pursuant to any of this License Agreement’s express provisions, provided that:

(a)the term of the license grant of Section 2.1 shall end upon the occurrence of both (i) the expiration date of the last Licensed Patent to expire and (ii) the date all claims for relief under the Licensed Patents have expired; provided, however, that the license of all Intellectual Property licensed under Section 2.1 other than the Licensed Patents shall be perpetual,

(b)the term of the license grant of Section 2.2 shall be perpetual, and

(c)the term of the license grant of Section 2.3 shall end upon three years after the discontinued use of all software of the Licensed Software by the Licensee.

Section 5.2 – Termination.  This License Agreement may be terminated at any time:

(a)by either Party, effective on written notice to the other Party, if the other Party materially breaches this License Agreement and such breach: (i) is incapable of cure; or (ii) being capable of cure, remains uncured 30 calendar days after the non-breaching Party provides the breaching Party with written notice of such breach; or

(b)by either party, if the other party: (i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to pay its debts as they become due; (iii) becomes the subject of any voluntary or involuntary bankruptcy proceeding under any domestic or foreign bankruptcy or insolvency Law; (iv) makes or seeks to make a general assignment for the benefit of its creditors; or (v) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property.

  Section 5.3 – Licensor Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Licensee, as a licensee of the Intellectual Property Rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event a case is commenced by or against the Licensor under the Bankruptcy Code and the Licensor rejects this License Agreement pursuant to Section 365 of the Bankruptcy Code, including the right of the Licensee to elect under Section 365(n)(l)(B) to retain all of the its rights and licenses granted by Licensor that are in existence immediately before the commence of such case.

Section 5.4 – Effect of Termination or Expiration.  On the expiration or earlier termination of this License Agreement all rights, licenses and authorizations granted to Licensee hereunder will immediately terminate and Licensee will (i) immediately cease all use of and other activities with respect to the Licensed Patents, Licensed Software, Documentation, Licensed Products, and Licensed Marks; (ii) within 60 calendar days deliver to Licensor, or at Licensee’s election destroy, and permanently erase from all devices and systems Licensee directly or indirectly controls, the Licensed Software, Documentation, the Licensed Product, any marketing collateral displaying the Licensed Marks, and the Licensor's Confidential Information, including all documents, files, and tangible materials (and any partial and complete copies) containing, reflecting, incorporating, or based on any of the foregoing, whether or not modified or merged into other materials(provided that nothing herein will require any destruction or erasure of materials stored on automatic back-up systems or for archival purposes); and (iii) certify to Licensor in a signed written instrument that it has complied with the requirements of this Section 5.4.

Section 5.5 – Surviving Terms.  The provisions set forth in the following Sections, and any other right, obligation or provision under this License Agreement that, by its nature, should survive termination or expiration of this License Agreement, will survive any expiration or termination of this License Agreement: 3, 4, 10, 13, 14, 15, and 16.

ARTICLE VI – PATENT MAINTENANCE AND IMPROVEMENTS

Section 6.1 – Patent Prosecution and Maintenance.  For each patent and patent application included within the Licensed Patents, Licensor will be solely responsible for, and make all decisions concerning, the preparation, filing, and prosecution thereof.  Additionally, Licensor shall, at Licensee’s discretion and expense, take all reasonable steps to maintain each patent of the Licensed Patents in the Territory.  In the event Licensee elects not to maintain any Licensed Patent, Licensor shall have the right, but not the obligation, to maintain any such Licensed Patent at its sole expense.

Section 6.2 – Reimbursement for Patent Maintenance Fees.  In the event Licensee elects to maintain any Licensed Patent, Licensor shall provide Licensee with copies of receipts of all patent maintenance and/or renewal fees of such Licensed Patent for reimbursement thereof.  Licensee agrees to reimburse Licensor for those patent maintenance and/or renewal fees (including any third-party annuity service fees but not related attorney’s fees) within 30 days of receiving the copies of receipts.

Section 6.3 – Improvements.  Licensee shall have the right to make improvements, modifications, or enhancements to the inventions claimed in the Licensed Patents and to the Licensed Products (the “Licensee Patent Improvements”).  All Licensee Patent Improvements and any intellectual property rights therein shall be owned exclusively by Licensee.

ARTICLE VII – TRADEMARK MAINTENANCE

Section 7.1 – Maintenance of Trademark Registrations.

For each mark included within the Licensed Marks, Licensor shall, at Licensee’s discretion and expense, take all reasonable steps to maintain the existing registrations of the Licensed Marks and prosecute to registration any pending applications, in each case, in the Territory, for so long as the Licensed Marks is being used in commerce as required by applicable Law. Licensee shall provide, at Licensor's request and at Licensee's expense, all necessary assistance with such maintenance and prosecution.  In the event Licensee elects not to maintain any Licensed Mark, Licensor shall have the right, but not the obligation, to maintain any such Licensed Mark at its sole expense.

Section 7.2 – Reimbursement for Trademark Maintenance Fees.  In the event Licensee elects to maintain any Licensed Mark, Licensor shall provide Licensee with copies of receipts of all trademark maintenance and/or renewal fees of such Licensed Mark for reimbursement thereof.  Licensee agrees to reimburse Licensor for those patent maintenance and/or renewal fees (including any third-party annuity service fees but not related attorney’s fees) within 30 days of receiving the copies of receipts.

ARTICLE VIII – SOFTWARE DELIVERY, MAINTENANCE, AND IMPROVEMENTS

Section 8.1 – Delivery of Licensed Software.  Licensor shall deliver at least one copy of the Object Code Software and the Source Code Software electronically, on tangible media, or by other means to Licensee within 20 Business Days of the Effective Date. Risk of loss of any tangible media on which the Software is delivered will pass to Licensee on delivery to carrier.

Section 8.2 – Maintenance of Object Code Software.  The Object Code Software is provided to Licensee “as-is.”  Licensor shall have no obligation to maintain the Object Code Software, provide updates or new versions, or otherwise support the Object Code Software after the Effective Date.  Licensee shall have the right, at its expense, to engage a third-party of its choosing to maintain the Object Code Software.

Section 8.3 – Maintenance of Source Code Software.  The Source Code Software is provided to Licensee “as-is.”  Licensor shall have no obligation to maintain the Source Code Software, provide updates or new versions, or otherwise support the Source Code Software after the Effective Date.  Licensee shall have the right, at its expense, to engage a third-party of its choosing to maintain the Source Code Software.

Section 8.4 – Improvements of Software.  Licensee shall have the right to make improvements, modifications, or enhancements to the Source Code Software (the “Licensee Software Improvements”).  All Licensee Software Improvements and any intellectual property rights therein shall be owned exclusively by Licensee.

ARTICLE IX – ENFORCEMENT AND THIRD-PARTY INFRINGEMENT CLAIMS

Section 9.1 – Notice of Infringement or Third-Party Claims.  If (a) either Party believes that any Licensed Patent, Licensed Know-How, Licensed Marks,  Licensed Software, Trade Secret, or Copyright is being infringed or misappropriated by a third party in the Territory, or (b) if a third party alleges that any Licensed Patent, Licensed Software, or

Licensed Marks, or Copyright is invalid or unenforceable, or claims that a Licensed Product, or its use, development, manufacture, or sale infringes such third party's intellectual property rights, the Party possessing such belief or awareness of such claims shall promptly provide written notice to the other Party and provide it with all details of such infringement or claim, as applicable, that are known by such Party.

Section 9.2 – Right to Bring Action or Defend

(a)Licensor has the right and discretion, but not the obligation, to bring an infringement or misappropriation action concerning any Licensed Patent, Licensed Know-How, Licensed Marks, Trade Secret, Copyright, or Licensed Software, defend any declaratory judgment action or US Patent and Trademark Office proceeding concerning any Licensed Patent, Licensed Know-How, Licensed Marks, Trade Secret, Copyright or Licensed Software and take any other lawful action reasonably necessary to protect, enforce, or defend any Licensed Patent, Licensed Know-How, Licensed Marks, Trade Secret, Copyright or Licensed Software, and control the conduct thereof and attempt to resolve any claims relating to any Licensed Patent, Licensed Know-How, Licensed Marks, Trade Secret, Copyright or Licensed Software, including by (a) prosecuting or defending any inter partes review, post-grant review, covered business method patent review, opposition, derivation, interference, declaratory judgment, federal district court, US Patent and Trademark Office, US International Trade Commission, or other proceeding of any kind, and (b) taking any other lawful action that Licensor, in its sole discretion, believes is reasonably necessary to protect, enforce, or defend any Licensed Patent, Licensed Know-How, Licensed Marks, Trade Secret, Copyright or Licensed Software. Licensor has the right to prosecute or defend any such proceeding in Licensor’s own name or, if required by applicable Law or otherwise necessary or desirable for such purposes, in the name of Licensee and may join Licensee as a party. Licensor shall bear its own costs and expenses in all such proceedings and have the right to control the conduct thereof and be represented by counsel of its own choice therein.

(b)Licensee shall and hereby does irrevocably and unconditionally waive any objection to Licensor’s joinder of Licensee to any proceeding described in Section 9.2(a) on any grounds whatsoever, including on the grounds of personal jurisdiction, venue, or forum non conveniens. If Licensor brings or defends any such proceeding, Licensee shall cooperate in all respects with Licensor in the conduct thereof, and assist in all reasonable ways, including having its employees testify when requested, and make available for discovery or trial exhibit relevant records, papers, information, samples, specimens, and the like.

(c)In the event that Licensor determines that it does not intend to defend any declaratory judgment action or US Patent and Trademark Office proceeding, Licensor shall inform Licensee of the determination within fifteen days of obtaining notice of such action or proceeding, and Licensee shall then have the right, but not the obligation, to defend such action or proceeding in Licensee’s own name or, if required by applicable Law or otherwise necessary or desirable for such purposes, in the name of Licensor and may join Licensor as a party. Licensee shall bear its own costs and expenses in all such actions or proceedings and have the right to control the conduct thereof and be represented by counsel of its own choice therein.

(d)In the event that Licensor does not, within four months of obtaining notice of any infringement or misappropriation concerning any Licensed Patent, Licensed Know-How, Licensed Marks, Trade Secrets, Copyrights or Licensed Software, (i) secure cessation of such infringement or misappropriation, or (ii) enter suit against the infringing or misappropriating party, then Licensee shall then have the right, but not the obligation, to bring suit in Licensee’s own name or, if required by applicable Law or otherwise necessary or desirable for such purposes, in the name of Licensor and may join Licensor as a party. Licensee shall bear its own costs and expenses in all such actions or proceedings and have the right to control the conduct thereof and be represented by counsel of its own choice therein.

Section 9.3 – Licensee Recovery and Settlement. If Licensee undertakes the enforcement or defense of any Licensed Patents, Licensed Know-How, Licensed Marks, Trade Secret, Copyright, or Licensed Software:

(a)any recovery, damages, or settlement derived from such suit, action, or other proceeding will be retained in its entirety by Licensee; and

(b)Licensee may settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of Licensor provided that Licensee shall not settle any such suit, action, or other proceeding in a manner that adversely affects the validity or scope of any of the Licensed Patent, Licensed Know-How, Licensed Marks, Trade Secrets, Copyrights or Licensed Software.

Section 9.4 – Licensor’s Recovery and Settlement. If Licensor undertakes the enforcement or defense of any Licensed Patents, Licensed Know-How, Licensed Marks, Trade Secrets, Copyrights or Licensed Software:

(a)any recovery, damages, or settlement derived from such suit, action, or other proceeding will be retained in its entirety by Licensor; and

(b)Licensor may settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of Licensee, provided that Licensor shall not settle any such suit, action, or other proceeding in a manner that adversely affects the rights of Licensee concerning the Licensed Patent, Licensed Know-How, Licensed Marks, Trade Secrets, Copyrights or Licensed Software.

Section 9.5 – Licensor’s Right to Intervene.  Licensor has the right and discretion, but not obligation, to intervene in any suit, action, or other proceeding in which the validity of any LoJack Intellectual Property is contested or in which the scope of any claim of a Licensed Patent is at issue.

ARTICLE X – INTELLECTUAL PROPERTY RIGHTS

Section 10.1 – Intellectual Property Ownership.

(a)Licensee acknowledges that Licensor is the owner of the Licensed Patents.

(b)Licensee acknowledges that (a) Licensor is the owner of the Licensed Marks throughout the world and all goodwill related thereto, and (b) all use of the Licensed Marks under this License Agreement and any goodwill accruing from such use will inure solely to Licensor's benefit. If Licensee acquires any rights in the Licensed Marks, by operation of law or otherwise, Licensee hereby irrevocably assigns such rights to Licensor without further action by any of the parties; and

(c)Licensee acknowledges that Licensor is the sole and exclusive owner of all right, title, and interest in and to the Licensed Software and Documentation, including all Intellectual Property Rights relating thereto, subject only to the rights of third parties in Open Source Components and the license granted to Licensee under this License Agreement.  The Licensed Software and Documentation are licensed, not sold, to Licensee by Licensor and Licensee does not have under or in connection with this License Agreement any ownership interest in the Licensed Software or Documentation, or in any related Intellectual Property Rights.

Section 10.2 – No Implied Rights.  Except for the rights and licenses expressly granted under this License Agreement, nothing in this License Agreement grants, by implication, waiver, estoppel or otherwise, to Licensee or any third party any Intellectual Property Rights or other right, title, or interest in or to any of the Licensed Patents, Licensed Know-how, Licensed Marks, Licensed Software, Licensed Product, or Documentation.

ARTICLE XI – QUALITY CONTROL

Section 11.1 – Acknowledgement.  Licensee acknowledges and is familiar with the high standards, quality, style, and image of Licensor, and Licensee at all times shall conduct its business and use the Licensed Marks in a manner consistent with these standards, quality, style, and image and pursuant to Licensee’s obligation under Section 3.1(b).

Section 11.2 – Compliance with Licensor Specifications.  Licensee shall comply with the specifications, standards, and directions relating to the Licensed Products, including their design, manufacture, promotion, packaging, distribution, and sale as notified in writing by Licensor from time to time.

Section 11.3 – Submission of Materials for Approval.  Upon request by Licensor, Licensee shall, at its own expense, supply a reasonable number of production samples of the Licensed Products or other products produced in connection with the practice of the Licensed Patents to Licensor for approval, which may be given or withheld in Licensor's sole discretion. If Licensor rejects any sample, it shall give written notice of such rejection to Licensee within 60 calendar days of Licensor's receipt of the sample. Licensee shall immediately cease distribution of such Licensed Products and shall not recommence distribution until Licensor confirms in writing that it may do so. In the absence of a written notice of rejection, within 60 calendar days of receipt of a sample, the sample will be deemed to have been approved by Licensor.

Section 11.4 – Rejected, Damaged, or Defective Products.  Licensee shall not sell, market, distribute, or use for any purpose, or permit any third party to sell, market, distribute, or use for any purpose, any Licensed Products that Licensor rejects, or that are damaged or defective.

Section 11.5 – Complaints.  Licensee shall promptly provide Licensor with details of any complaints it has received relating to the Licensed Products together with reports on the manner in which such complaints are being, or have been, resolved and shall comply with any reasonable directions given by Licensor concerning such complaints.

ARTICLE XII – COMPLIANCE WITH LAWS

Section 12.1 – Patent Marking.  Licensee shall comply with the patent marking provisions of 35 USC § 287(a) by marking all Licensed Products with the word "patent" or the abbreviation "pat." and either the numbers of the relevant Licensed Patents or a web address that is freely accessible to the public and that associates the Licensed Products with the relevant Licensed Patents. Licensee shall also comply with the patent marking Laws of the relevant countries in the Territory.

Section 12.2 – Trademark Notices.  Licensee shall ensure that all Licensed Products sold by Licensee and all related quotations, specifications, and descriptive literature, and all other materials carrying the Licensed Marks, be marked with the appropriate trademark notices in accordance with Licensor's instructions.

Section 12.3 – Export Compliance.  The Licensed Software and Licensed Products may be subject to US export control laws, including the US Export Control Reform Act and its associated regulations. Licensee will not directly or indirectly, export, re-export, or release the Licensed Software or Licensed Products to, or make the Licensed Software or Licensed Products accessible from, any country, jurisdiction or Person to which export, re-export, or release is prohibited by applicable Law. Licensee will comply with all applicable Laws and complete all required undertakings (including obtaining any necessary export license or other governmental approval) prior to exporting, re-exporting, releasing, or otherwise making the Licensed Software or Licensed Products available outside the US.

Section 12.4 – Compliance with Laws.  In exercising its rights under this License Agreement, Licensee shall comply with, and shall ensure that each Licensed Product sold or otherwise supplied by Licensee complies with, all applicable Laws.  Licensee shall promptly provide Licensor with copies of all communications with any governmental, regulatory, or industry authority relating to the Licensed Marks or the Licensed Products if permitted by law.

ARTICLE XIII – CONFIDENTIALITY

Section 13.1 – Confidential Information.  In connection with this License Agreement, each Party (as the "Disclosing Party") may disclose or make available

Confidential Information to the other Party (as the "Receiving Party"). Subject to Section 13.2, "Confidential Information" means information in any form or medium (whether oral, written, electronic or other) that: (a) if disclosed in writing or other tangible form or medium, is marked "confidential" or "proprietary"; (b) if disclosed orally or in other intangible form or medium, is identified by the Disclosing Party or its Representative as confidential or proprietary when disclosed and summarized and marked "confidential" or "proprietary" in writing by the Disclosing Party or its Representative within seven days after disclosure; or (c) due to the nature of its subject matter or the circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary. Without limiting the foregoing the financial terms of this License Agreement are the Confidential Information of Licensor.

Section 13.2 – Exclusions.  Confidential Information does not include information that the Receiving Party can demonstrate by written or other documentary records: (a) was rightfully known to the Receiving Party without restriction on use or disclosure prior to such information being disclosed or made available to the Receiving Party in connection with this License Agreement; (b) was or becomes generally known by the public other than by the Receiving Party's or any of its Representatives' noncompliance with this License Agreement; (c) was or is received by the Receiving Party on a non-confidential basis from a third party that was not or is not, at the time of such receipt, under any obligation to maintain its confidentiality; or (d) the Receiving Party can demonstrate by written or other documentary records was or is independently developed by the Receiving Party without reference to or use of any Confidential Information.

Section 13.3 – Protection of Confidential Information.  As a condition to being provided with any disclosure of or access to Confidential Information, the Receiving Party shall:

(a)not access or use Confidential Information other than as necessary to exercise its rights or perform its obligations under and in accordance with this License Agreement;

(b)except as may be permitted under the terms and conditions of Section 13.4, not disclose or permit access to Confidential Information other than to its Representatives who: (i) need to know such Confidential Information for purposes of the Receiving Party's exercise of its rights or performance of its obligations under and in accordance with this License Agreement; (ii) have been informed of the confidential nature of the Confidential Information and the Receiving Party's obligations under this Section 13; and (iii) are bound by confidentiality and restricted use obligations at least as protective of the Confidential Information as the terms set forth in this Section 13;

(c)safeguard the Confidential Information from unauthorized use, access or disclosure using at least the degree of care it uses to protect its similarly sensitive information and in no event less than a reasonable degree of care;

(d)promptly notify the Disclosing Party of any unauthorized use or disclosure of Confidential Information and use its best efforts to prevent further unauthorized use or disclosure; and

(e)ensure its Representatives' compliance with, and be responsible and liable for any of its Representatives' non-compliance with, the terms of this Section 13.

Notwithstanding any other provisions of this License Agreement, the Receiving Party's obligations under this Section 13 with respect to any Confidential Information that constitutes a trade secret under any applicable Law will continue until such time, if ever, as such Confidential Information ceases to qualify for trade secret protection under one or more such applicable Laws other than as a result of any act or omission of the Receiving Party or any of its Representatives.

Section 13.4 – Compelled Disclosures.  If the Receiving Party or any of its Representatives is compelled by applicable Law to disclose any Confidential Information then, to the extent permitted by applicable Law, the Receiving Party will: (a) promptly, and prior to such disclosure, notify the Disclosing Party in writing of such requirement so that the Disclosing Party can seek a protective order or other remedy or waive its rights under Section 13.3; and (b) provide reasonable assistance to the Disclosing Party in opposing such disclosure or seeking a protective order or other limitations on disclosure. If the Disclosing Party waives compliance or, after providing the notice and assistance required under this Section 13.4, the Receiving Party remains required by Law to disclose any Confidential Information, the Receiving Party will disclose only that portion of the Confidential Information that, on the advice of the Receiving Party's legal counsel, the Receiving Party is legally required to disclose and, on the Disclosing Party's request, will use commercially reasonable efforts to obtain assurances from the applicable court or other presiding authority that such Confidential Information will be afforded confidential treatment.

ARTICLE XIV – REPRESENTATIONS AND WARRANTIES

Section 14.1 – Mutual Representations and Warranties.  Each Party represents, warrants, and covenants to the other Party that:

(a)it is duly organized, validly existing and in good standing as a corporation or other entity under the Laws of the jurisdiction of its incorporation or other organization;

(b)it has the full right, power, and authority to enter into and perform its obligations and grant the rights, licenses, and authorizations it grants and is required to grant under this License Agreement;

(c)the execution of this License Agreement by its representative whose signature is set forth at the end of this License Agreement has been duly authorized by all necessary corporate or organizational action of such Party; and

(d)when executed and delivered by both Parties, this License Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

Section 14.2 – Licensor Representations and Warranties.  Licensor represents and warrants to Licensee that:

(a)Licensor has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Licensor of this License Agreement, the performance by Licensor of its obligations hereunder and the consummation by Licensor of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Licensor, and no other corporate proceedings on the part of Licensor or any holders of its equity are required to authorize this License Agreement or for Seller to consummate the transactions contemplated hereby. This License Agreement has been duly and validly executed and delivered by Licensor, and (assuming the due and valid authorization, execution and delivery by Licensee) this License Agreement constitutes a legal, valid and binding obligation of Licensor enforceable against Licensor in accordance with its terms.

(b)The execution and delivery by Licensor of this License Agreement, the performance by Licensor of its obligations hereunder, and the consummation by Licensor of the transactions contemplated hereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Licensor; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Licensor; (iii) require any consent, notice, authorization, approval, waiver or other action by any Person under, or result in any other adverse consequence under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Licensor is a party; (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the LoJack Intellectual Property, or (v) with the passage of time, the giving of notice or the taking of any action by another Person, have any of the effects described in clauses (i) through (iv) of this clause (b).

(c)Licensor is the owner of the entire right, title, and interest in and to the Licensed Patents, Licensed Marks, Trade Secrets, Copyrights and Licensed Software, free and clear of all Encumbrances, and that it has the right and power to grant the licenses granted herein.

Section 14.3 – Licensee Representations and Warranties.  Licensee represents and warrants to Licensor that:

(a)Licensee has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Licensee of this Agreement, the performance by Licensee of its obligations hereunder and the consummation by Licensee of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Licensee, and no other corporate proceedings on the part of Licensee or any holders of its equity are required to authorize this Agreement or for Seller to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Licensee, and (assuming the due and valid authorization, execution and delivery by Licensor) this Agreement constitutes a legal, valid and binding obligation of Licensee enforceable against Licensee in accordance with its terms.

(b)The execution and delivery by Licensee of this Agreement, the performance by Licensee of its obligations hereunder, and the consummation by Licensee of the transactions contemplated hereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Licensee; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Licensee; (iii) require any consent, notice, authorization, approval, waiver or other action by any Person under, or result in any other adverse consequence under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Licensee is a party; or (iv) with the passage of time, the giving of notice or the taking of any action by another Person, have any of the effects described in clauses (i) through (iii) of this clause (b).

(c)Licensee will employee technical, physical, and administrative data security measures and controls consistent with the sensitivity of any personal data it may acquire from users of the Licensed Product or Licensed Software, or that is otherwise required by any applicable data security laws.

Section 14.4 – DISCLAIMER OF WARRANTIES.  ALL LICENSED SOFTWARE, DOCUMENTATION, LICENSED PRODUCTS, AND OTHER PRODUCTS, INFORMATION, MATERIALS, AND SERVICES PROVIDED BY LICENSOR ARE PROVIDED "AS IS." LICENSOR SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE, OR TRADE PRACTICE. WITHOUT LIMITING THE FOREGOING, LICENSOR MAKES NO WARRANTY OF ANY KIND THAT THE LICENSED SOFTWARE, DOCUMENTATION, LICENSED PRODUCTS, OR ANY PRODUCTS OR RESULTS OF THE USE THEREOF, WILL MEET LICENSEE'S OR OTHER PERSONS' REQUIREMENTS, OPERATE WITHOUT INTERRUPTION, ACHIEVE ANY INTENDED RESULT, BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEMS, OR OTHER SERVICES, OR BE SECURE, ACCURATE, COMPLETE, FREE OF HARMFUL CODE OR ERROR FREE. ALL OPEN SOURCE COMPONENTS AND OTHER THIRD-PARTY MATERIALS ARE PROVIDED "AS IS" AND ANY REPRESENTATION OR WARRANTY OF OR CONCERNING ANY OF THEM IS STRICTLY BETWEEN LICENSEE AND THE THIRD-PARTY OWNER OR DISTRIBUTOR OF SUCH OPEN SOURCE COMPONENTS AND THIRD-PARTY MATERIALS.

ARTICLE XV – INDEMNIFICATION

Section 15.1 – Licensor Indemnification.  Licensor shall indemnify, defend, and hold harmless Licensee and its Affiliates, and each of its and their respective officers, directors, employees, agents, subcontractors, successors and permitted assigns (each, a "Licensee Indemnitee") from and against any and all Losses by Licensee resulting from (a) any Action by a third party that the Licensed Software or Licensed Product, as of the Effective Date, infringes or misappropriates such third party's Intellectual Property Rights in the Territory or (b) relating to facts that constitute a breach by Licensor of any representation, warranty, covenant or obligation under this License Agreement. This Section 15.1 does not apply to the extent that the alleged infringement arises from:

(a)combination, operation, or use of the Licensed Software and/or Licensed Product in or with, any technology (including any software, hardware, firmware, system, or network) or service not provided by Licensor or specified for Licensee's use in the Documentation;

(b)modification, change, or improvement of the Licensed Software and/or Licensed Product;

(c)use of the Licensed Software and/or Licensed Product after Licensor's notice to Licensee of such activity's alleged or actual infringement, misappropriation, or other violation of a third party's rights;

(d)negligence, abuse, misapplication, or misuse of the Licensed Software and/or Licensed Product by or on behalf of Licensee, Licensee's Representatives, or a third party;

(e)use of the Licensed Software and/or Licensed Product by or on behalf of Licensee that is outside the purpose, scope, or manner of use authorized by this License Agreement;

(f) events or circumstances outside of Licensor's commercially reasonable control; or

(g)Third-Party Claims or Losses for which Licensee is obligated to indemnify Licensor pursuant to Section 15.2.

Section 15.2 – Licensee Indemnification.  Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, and each of its and their respective officers, directors, employees, agents, subcontractors, successors and permitted assigns (each, a "Licensor Indemnitee") from and against any and all Losses incurred by the Licensor Indemnitee resulting from any Action by a third party:

(a)that any Intellectual Property Rights or other right of any Person, or any Law, is or will be infringed, misappropriated, or otherwise violated by any information, materials, or technology directly or indirectly provided by Licensee or directed by Licensee to be installed, combined, integrated, or used with, as part of, or in connection with the Licensed Product, Licensed Software, Licensed Know-How, or Documentation;

(b)Licensee’s negligence in the promotion, marketing, or advertisement the Licensed Product or Licensed Software;

(c)any product liability claim based on a design or manufacturing defect in any modification, change, or improvement made by Licensee or a Representative of Licensee to the Licensed Product or Licensed Software, t;

(d)relating to facts that constitute a breach by Licensee of any representation, warranty, covenant, or obligation under this License Agreement; or

(e)relating to gross negligence, or more culpable act or omission (including recklessness or willful misconduct) by or on behalf of Licensee with respect to the Licensed Patents, Licensed Trademarks, Licensed Software, Licensed Know-How, or Documentation or otherwise in connection with this License Agreement.

Section 15.3 – SOLE REMEDY.  THIS SECTION 15 SETS FORTH LICENSEE'S SOLE REMEDIES AND LICENSOR'S SOLE LIABILITY AND OBLIGATION FOR ANY ACTUAL, THREATENED, OR ALLEGED CLAIMS THAT THE LICENSED PRODUCT, OTHER PRODUCT PRODUCED IN CONNECTION WITH THE PRACTICE OF THE LICENSED PATENTS, LICENSED MARKS, LICENSED SOFTWARE, LICENSED KNOW-HOW, DOCUMENTATION, OR ANY SUBJECT MATTER OF THIS LICENSE AGREEMENT INFRINGES, MISAPPROPRIATES, OR OTHERWISE VIOLATES ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ARTICLE XVI – LIMITATIONS OF LIABILITY

Section 16.1 – EXCLUSION OF DAMAGES.  EXCEPT AS OTHERWISE PROVIDED IN SECTION 16.3, IN NO EVENT WILL EITHER PARTY, OR ANY OF THEIR SERVICE PROVIDERS, OR SUPPLIERS BE LIABLE UNDER OR IN CONNECTION WITH THIS LICENSE AGREEMENT OR ITS SUBJECT MATTER UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, AND OTHERWISE, FOR ANY (a) INCREASED COSTS, DIMINUTION IN VALUE OR LOST BUSINESS, PRODUCTION, REVENUES OR PROFITS, (b) LOSS OF GOODWILL OR REPUTATION, (c) USE, INABILITY TO USE, LOSS, INTERRUPTION, DELAY OR RECOVERY OF ANY LICENSED SOFTWARE OR OPEN SOURCE COMPONENTS OR OTHER THIRD-PARTY MATERIALS, (d) LOSS, DAMAGE, CORRUPTION, OR RECOVERY OF DATA, OR BREACH OF DATA OR SYSTEM SECURITY, (e) COST OF REPLACEMENT GOODS OR SERVICES, OR (f) CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, ENHANCED, OR PUNITIVE DAMAGES, IN EACH CASE REGARDLESS OF WHETHER SUCH PERSONS WERE ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

Section 16.2 – CAP ON MONETARY LIABILITY.  EXCEPT AS EXPRESSLY OTHERWISE PROVIDED IN SECTION 16.3, IN NO EVENT WILL THE AGGREGATE LIABILITY OF EITHER PARTY AND THEIR SUPPLIERS AND SERVICE PROVIDERS ARISING OUT OF OR RELATED TO THIS LICENSE AGREEMENT, WHETHER ARISING UNDER OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY, EXCEED THE TOTAL AMOUNT OF FOUR MILLION DOLLARS ($4,000,000). THE FOREGOING LIMITATIONS APPLY EVEN IF ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE.

Section 16.3 – Exceptions.  The exclusions and limitations in Sections 16.1 and Section 16.2 do not apply to liability for the Party’s gross negligence or willful misconduct.

ARTICLE XVII – MISCELLANEOUS

Section 17.1 – Further Assurances.  On a Party's reasonable request, the other Party shall, at the requesting Party's sole cost and expense, execute and deliver all such documents and instruments, and take all such further actions, as may be necessary to give full effect to this License Agreement.

Section 17.2 – Relationship of the Parties.  The relationship between the Parties is that of independent contractors. Nothing contained in this License Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

Section 17.3 – Public Announcements.  Neither Party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this License Agreement or, unless expressly permitted under this License Agreement, otherwise use the other Party's trademarks, service marks, trade names, logos, domain names, or other indicia of source, association or sponsorship, in each case, without the prior written consent of the other Party, which shall not be unreasonably delayed or withheld, provided, however, that Licensor may, without Licensee's consent, include Licensee's name and other indicia in its lists of Licensor's current or former customers of Licensor in promotional and marketing materials.

Section 17.4 – Notices.  Any notice, request, consent, claim, demand, waiver, or other communication under this License Agreement have legal effect only if in writing and addressed to a Party as follows (or to such other address or such other person that such addressee Party may designate from time to time in accordance with this Section 17.4):

If to Licensor:	CalAmp Wireless Networks Corporation 5635 Alton Parkway, Suite 250 Irvine, CA 92618 Attention: Stephen Moran, Senior Vice President, General Counsel and Secretary
with a copy to:	Barnes & Thornburg, LLP 655 W Broadway UNIT 1300 San Diego, CA 92101 Attention: Eric Beste; Lee Kolodny
If to Licensee:	SVRUSA Co., LLC 16802 Aston Irvine, CA 92606 Attention: Kevin Weiss

with a copy to:	Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004 Attention:Charles A. Samuelson

Notices sent in accordance with this Section 17.4 will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; and (d) on the third Business Day after the date mailed by certified or registered mail, return receipt requested, postage prepaid.

Section 17.5 – Interpretation.  For purposes of this License Agreement: (a) the words "include," "includes" and "including" are deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this License Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this License Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments, and appendices attached to, this License Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties intend this License Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this License Agreement to the same extent as if they were set forth verbatim herein.

Section 17.6 – Headings.  The headings in this License Agreement are for reference only and do not affect the interpretation of this License Agreement.

Section 17.7 – Entire Agreement.  This License Agreement, together with the Exhibits, constitutes the sole and entire agreement of the Parties with respect to the subject matter of this License Agreement and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

Section 17.8 – No Encumbrances.  Except for the allowed actions of the Licensor under Section 6.1 and any Permitted Encumbrance, Licensor shall not enter into any agreement or otherwise take any actions or omit to take any actions in conflict with, or that would or might reasonably be expected to encumber or diminish, the license and the other rights granted to Licensee hereunder, provided, however, that any security interest in any of the LoJack Intellectual Property shall not be deemed in violation of this Section 17.8, so long as any security interest in any of the LoJack Intellectual Property does not have an adverse effect on Licensee’s rights hereunder.

Section 17.9 – Successors and Assigns. This License Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that except that Licensee may collaterally assign its rights hereunder to its lenders and either party may assign its rights hereunder to its Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder. Any direct or indirect change of control (as “control” is defined in the Equity Purchase Agreement) shall be deemed to be an assignment of this Agreement.  Any assignment in violation of this Agreement shall be null and void ab initio,

Section 17.10 – Force Majeure.

(a)No Breach or Default. In no event will either Party be liable or responsible to the other Party, or be deemed to have defaulted under or breached this License Agreement, for any failure or delay in fulfilling or performing any term of this License Agreement, (except for any obligations to make payments), when and to the extent such failure or delay is caused by any circumstances beyond such Party's reasonable control (a "Force Majeure Event"), including acts of God, flood, fire, earthquake or explosion, war, terrorism, invasion, riot or other civil unrest, embargoes or blockades in effect on or after the Effective Date, national or regional emergency, strikes, labor stoppages or slowdowns or other industrial disturbances, passage of Law or any action taken by a governmental or public authority, including imposing an export or import restriction, quota, or other restriction or prohibition or any complete or partial government shutdown, or national or regional shortage of adequate power or telecommunications or transportation. The preceding sentence notwithstanding, the COVID-19 pandemic is not and shall not be considered a Force Majeure Event.

(b)Affected Party Obligations. In the event of any failure or delay caused by a Force Majeure Event, the affected Party will give prompt written notice to the other Party stating the period of time the occurrence is expected to continue and use diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

Section 17.11 – No Third-Party Beneficiaries.  This License Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this License Agreement.

Section 17.12 – Amendment and Modification; Wavier.  No amendment to or modification of or rescission, termination, or discharge of this License Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination, or discharge of this License Agreement and signed by an authorized representative of each Party. No waiver by any Party of any of the provisions hereof is effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this License Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this License Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 17.13 – Severability.  If any provision of this License Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this License Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. On such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this License Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 17.14 – Governing Law; Submission to Jurisdiction.  This License Agreement is governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

Section 17.15 – Equitable Relief.  Licensee acknowledges and agrees that a breach or threatened breach by Licensee of any of its obligations under Sections 2, 3, 10, and 13 of this License Agreement would cause Licensor irreparable harm for which monetary damages would not be an adequate remedy and that, in the event of such breach or threatened breach, Licensor will be entitled to equitable relief, including in a restraining order, an injunction, specific performance, and any other relief that may be available from any court of competent jurisdiction, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity, or otherwise.

Section 17.16 – Attorney’s Fees.  In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either Party against the other Party arising out of or related to this License Agreement, the prevailing Party is entitled to recover its actual attorneys' fees and court costs from the non-prevailing Party.

Section 17.17 – Counterparts.  This License Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. The Parties agree that this License Agreement may be signed electronically pursuant to the ESIGN Act. The Parties agree that the electronic signatures appearing on this License Agreement are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Intellectual Property License Agreement as of the date first above written.

CalAmp Wireless Networks Corporation, a Delaware corporation		SVRUSA Co., LLC, a Delaware limited liability company
By:	/s/ Jeff Gardner	By:	/s/ Jeff Gardner
Name:	Jeff Gardner	Name:	Jeff Gardner
Title:	CEO	Title:	CEO

Exhibit A

LICENSED PATENTS

Ref #	Date Filed	App. No.	Patent No.	Title	Matter Type	Cnty	Notes	Status
324757	Sep 25, 2001	09962956	6665613	Method of and Apparatus for Dynamically Goefencing Movable Vehicle and Other Equipment and the Like	Utility - ORG	US		Issued
324791	May 17, 2002	10150818	7536169

Method of and Apparatus for Utilizing Geographically Spread Cellular Radio Networks to Supplement More Geographically Limited Stolen Vehicle Recovery Radio Networks in Activation of Radio Tracking and Recovery of Such Vehicles

					Utility - ORG	US		Issued
324795	Sep 20, 2002	2485005	2485005	RADIO TRACKING OF VEHICLE MOVEMENTS	Utility - NSPCT	CA		Issued
324797	Mar 11, 2009	12381381	8086215

Method of and Apparatus for Utilizing Geographically Spread Cellular Radio Networks to Supplement More Geographically Limited Stolen Vehicle Recovery Networks in Activation of Radio Tracking and Recovery of Such Vehicles

					Utility - CON	US		Issued
324820	Sep 10, 2002	10241259	7973649	Method of an Apparatus for Sensing the Unauthorized Movement of Vehicles and the Like and Generating An Alarm or Warning of Vehicle Theft	Utility - ORG	US		Issued
324827	Jul 8, 2004	10886870	7561102

Method of and System for Expanding Localized Missing Customer-Vehicle Law Enforcement-Aided Vhf Recovery Networks With Location-On-Demand Supplemental Service Features via Such Networks for Improved Law Enforcement-Aided Recovery, and via the Internet for Providing

					Utility - ORG	US		Issued
324836	May 18, 2005	11131847	7593711	Vehicle Locating Unit with Improved Power Management Method	Utility - ORG	US		Issued
324851	Aug 12, 2009	12462949	7853218	Vehicle Locating Unit with Improved Power Management Method	Utility - DIV	US		Issued
324883	May 18, 2005	11131846	7511606	Vehicle Locating Unit with Input Voltage Protection	Utility - ORG	US		Issued
324918	Jul 23, 2003	10626119	7091835	Vehicle Location System Using a Kinetic Network	Utility - ORG	US		Issued
324919	Jul 23, 2003	2435839	2435839	Vehicle Location System Using a Kinetic Network	Utility - ORG	CA		Issued
324929	Sep 19, 2005	11229736	8787823	Recovery System with Repeating Communication Capabilities	Utility - ORG	US		Issued
324930	May 22, 2006	11438586	7664462	Recovery System with De-Queue Logic	Utility - CIP	US	Maintenance fee due 8/16/2021	Issued
324931	Jul 17, 2014	14333918	9592794	Recovery System with Repeating Communication Capabilities	Utility - CON	US		Issued
324932	Feb 1, 2017	15422104	10286874	Recovery System with Repeating Communication Capabilities	Utility - CON	US		Issued

324933	May 13, 2019	16410929	10549720	Recovery System with Repeating Communication Capabilities	Utility - DIV	US		Issued
324934	Feb 3, 2020	16780223		Recovery System with Repeating Communication Capabilities	Utility - CON	US	Awaiting Examination	Pending
324935	Mar 12, 2007	11716793	8149142	Adaptive Range Vehicle Locating Unit, Vehicle Tracking Unit and Vehicle Recovery System including same	Utility - ORG	US		Issued
324948	Feb 12, 2009	12378242	8013735	Asset Recovery System	Utility - NPREG	US		Issued
324951	Feb 12, 2009	2715377	2715377	Asset Recovery System	Utility - NSPCT	CA		Issued
324968	Jun 9, 2009	12455927	8169328	Proximity Monitoring and Locating System	Utility - ORG	US		Issued
324972	Oct 23, 2009	12589498	8618957	Power Management System and Method for Vehicle Locating Unit	Utility - ORG	US	Maintenance fee due 6/30/2021	Issued
324977	Dec 2, 2013	14093982	9565636	Power Management System and Method for Vehicle Locating Unit	Utility - CON	US		Issued
324978	Jan 11, 2017	15403824	10212663	Power Management System and Method for Vehicle Locating Unit	Utility - CON	US		Issued
324991	Sep 16, 2009	12586054	8339220	Surface Acoustic Wave Resonator Filter	Utility - ORG	US		Issued
324992	Oct 22, 2009	12589367	8242810	Fast Settling, Bit Slicing Comparator Circuit	Utility - ORG	US		Issued
324999	Oct 14, 2010	12925159	8630605	Synchronization System and Method for Achieving Low Power Battery Operation of a Vehicle Locating Unit in a Stolen Vehicle Recovery System Which Receives Periodic Transmissions	Utility - NPREG	US	Maintenance fee due 7/14/2021	Issued
325003	Nov 18, 2013	14082683	9112674	Synchronization System and Method for Achieving Low Power Battery Operation of a Vehicle Locating Unit in a Stolen Vehicle Recovery System Which Receives Periodic Transmissions	Utility - CON	US		Issued
325004	Aug 17, 2015	14827992	9480037	Synchronization System and Method for Achieving Low Power Battery Operation of a Vehicle Locating Unit in a Stolen Vehicle Recovery System Which Receives Periodic Transmissions	Utility - CON	US		Issued
325010	Oct 21, 2009	12589288	8229518	Duty Cycle Estimation System and Method	Utility - ORG	US		Issued
325025	Oct 23, 2009	12589430	8130050	Dual Table Temperature Compensated Voltage Controlled Crystal Oscillator System and Method	Utility - ORG	US		Issued
325026	Oct 23, 2009	12589431	8169279	Notched Saw Image Frequency Rejection Filter System	Utility - ORG	US		Issued
325032	Jun 24, 2010	12803338	8350695	Body Coupled Antenna System and Personal Locator Unit Utilizing Same	Utility - ORG	US		Issued
325033	May 17, 2013	13896674	9088398	Low-Power Wireless Vehicle Locating Unit	Utility - NPREG	US		Issued
325036	May 17, 2013	3057093		Low Power Wireless Vehicle Locating Unit	Utility - DIV	CA	To Be Abandoned	Pending
325038	Jul 16, 2015	14801148	9661456	Low-Power Wireless Vehicle Locating Unit	Utility - CON	US		Issued

325106	Feb 1, 2017	15422124	10461410	Coaxial Helix Antennas	Utility - ORG	US		Issued
325107	Oct 28, 2019	16665658		Coaxial Helix Antennas	Utility - CON	US	Allowed	Pending
325108	Jun 30, 2020	16916700		Coaxial Helix Antennas	Utility - CON	US	To Be Abandoned	Pending - Missing Parts
325109	Jul 5, 2017	15642214	10135407	High Efficiency Transmit-Receive Switches	Utility - ORG	US		Issued
325110	Oct 5, 2017	15726187	10367457	Single Stage Ramped Power Amplifiers	Utility - NPREG	US		Issued
325124	Aug 22, 2017	15683022	10461868	Systems and Methods for Reducing Undesirable Behaviors in RF Communications	Utility - NPREG	US		Issued
325125	Oct 28, 2019	16665655		Systems and Methods for Reducing Undesirable Behaviors in RF Communications	Utility - CON	US	Allowed Issue Date: 03/16/2021	Pending
325126	Jun 26, 2020	16913264		Systems and Methods for Reducing Undesirable Behaviors in RF Communications	Utility - CON	US	To Be Abandoned	Pending - Missing Parts
325128	Aug 22, 2017	15683000	10243766	Systems and Methods for Determining and Compensating for Offsets in RF Communications	Utility - NPREG	US		Issued

EXHIBIT B

LICENSED MARKS

Ref #	DATE FILED	App. No.	Title	Reg. Date	Reg. No.	MATTER TYPE	CNTY	STATUS
325396	May 23, 1989	632805	LOJACK	Dec 21, 1990	TMA377587	Trademark - ORG	CA	Registered
325397	Jul 5, 2007	1354620	LOJACK FOR LAPTOPS	Jul 25, 2008	719334	Trademark - ORG	CA	Registered
325485	Sep 12, 2001	78083612	LO JACK EARLY WARNING	Apr 6, 2004	2830728	Trademark - ORG	US	Registered
325486	Mar 22, 2013	85883821	LOJACK	Feb 21, 2017	5146898	Trademark - ORG	US	Registered
325487	Mar 22, 2013	85982340	LOJACK	Sep 9, 2014	4602801	Trademark - ORG	US	Registered
325489	Mar 14, 2002	76385560	LOJACK	Feb 25, 2003	2690539	Trademark - ORG	US	Registered
325490	Jun 1, 1987	73664068	LO-JACK	Mar 29, 1988	1482211	Trademark - ORG	US	Registered
325491	Mar 14, 2002	76385559	LOJACK & DESIGN	Feb 25, 2003	2690538	Trademark - ORG	US	Registered
325492	May 29, 2013	85944833	LOJACK & DESIGN	Feb 7, 2017	5137805	Trademark - ORG	US	Registered
325493	Jul 11, 2005	76642613	LOJACK FOR LAPTOPS	Jul 17, 2007	3265559	Trademark - ORG	US	Registered
325494	Mar 14, 2002	76385557	LOJACK LIGHTNING BOLT DESIGN	Feb 25, 2003	2690537	Trademark - ORG	US	Registered
325495	Mar 14, 2002	76385558	THE LOJACK TRACKER	Mar 11, 2003	2695299	Trademark - ORG	US	Registered
327097	Sep 30, 2020	90226934	LOJACK Logo			Trademark - ORG	US	Filed

EXHIBIT C

OBJECT CODE SOFTWARE

Software Module	Description
SureDrive 1.0	Consumer Mobile App
SureDrive 2.0	Consumer Mobile App
LotSmart	Dealer Inventory Management Mobile and Web Apps
LoJack Dealer Portal	Dealer Invoicing and Installation Scheduling Web Application
MIT	LoJack Installer Application
Viryanet	LoJack Installer Scheduling Application
Early Warning	Application that Sends Warning to Users with Keyfobs when their Car is Moving Without the Keyfob
Uplink Central	Message Forwarder that drops messages from LAPD into a LojackOne file folder, and which is picked up from that directory by ARTS.
Legacy SVRN	Application Residing in LAPD
LE Reporting Tools	Used by LoJack Law Enforcement Personnel
LoJack DB (Enigma)	Central LoJack DB
ARTS (Next Gen LoJack SVR Service)	Main LoJack US SVR Service
VLU9	LoJack Vehicle Locator Firmware
VLU7	Vehicle Locator Firmware
VTU3	Police Tracking Computer (PTC) Firmware

EXHIBIT D

SOURCE CODE SOFTWARE

Software Module	Description
LoJack Dealer Portal	Dealer Invoicing and Installation Scheduling Web Application
MIT	LoJack Installer Application
Viryanet	LoJack Installer Scheduling Application
Early Warning	Application that Sends Warning to Users with Keyfobs when their Car is Moving Without the Keyfob
Uplink Central	Message Forwarder that drops messages from LAPD into a LojackOne file folder, and which is picked up from that directory by ARTS.
Legacy SVRN	Application Residing in LAPD
LE Reporting Tools	Used by LoJack Law Enforcement Personnel
LoJack DB (Enigma)	Central LoJack DB
ARTS (Next Gen LoJack SVR Service	Main LoJack US SVR Service
VLU9	LoJack Vehicle Locator Firmware
VLU7	Vehicle Locator Firmware
VTU3	Police Tracking Computer (PTC) Firmware

EXHIBIT E

KNOWN OPEN SOURCE COMPONENTS

Open Source Component	Related Software Module
Python	ARTS
PostgreSQL	ARTS
MongoDB	ARTS
WAMP	ARTS
Crossbar (Server)	ARTS
AutobahnPython (Client)	ARTS
AutobahnJS (Client)	ARTS
CppWamp (Client)	ARTS
Boost C++ Libraries	ARTS
Java	ARTS
NewtonSoft Json	MIT
MoonAPNS	MIT
Oracle DataAccess	MIT

EXHIBIT F

LICENSED PRODUCT

Product	Description
VLU9	LoJack Vehicle Locator
VLU7	Vehicle Locator
VTU3	Police Tracking Computer (PTC)

EXHIBIT G

DOCUMENTATION

1.LoJack Owner’s Manual

2.Generic Welcome Booklet

3.Generic Welcome Booklet with Early Warning Upgrade

4.Sullivan Welcome Booklet

5.New York Welcome Booklet